Exhibit 16.1

August 31, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated August 31, 2010 of cMoney, Inc. to be filed with the Securities and Exchange Commission on or about September 2, 2010 and while we agree that there was a disagreement with management, we resigned and withdrew our opinion based on SEC allegations of facts that were not properly disclosed to us or were misrepresented to us by the former management of the company. These misrepresentations render the financial statements misleading and cannot be relied upon.

Sincerely,

MaloneBailey, LLP
Houston, Texas
www.malone-bailey.com